Exhibit 99.15

Pazoo, Inc. Set to Release First Max Line Product: Max Plus Multivitamin Powered By Vita Cell

CEDAR KNOLLS, N.J., Jan. 23, 2013 /PRNewswire/ -- Pazoo, Inc. (OTCBB Symbol: PZOO (German WKN#: A1J3DK)) is pleased to announce that the first of the Max Line of products is set to be released.  The Max Plus Multivitamin powered by Vita Cell Stem Cell Nutrition will be distributed to Nutrition Zone stores throughout New Jersey within the next month.

This is the next step for Pazoo to introduce state of the art products to improve your everyday health and wellness. The next product release is expected in the next few weeks with the rest of the releases by the end of the second quarter of 2013.  In the coming months Pazoo will begin direct response campaigns for several of these new product releases. Additionally, further efforts for placement of the products into more retail stores beyond Nutrition Zone are currently underway.

Max Plus Multivitamin is a 12 in 1 Daily Vitamins and Minerals with Stem Cell nutrition support.   Max Plus helps your body's natural daily adult stem cell repair mechanism and helps you avoid the decrease of adult stem cells as you age, further helping you in your overall health and wellness.  Please see below for Vita Cell product image and additional product information:

http://pazoo.com/VitaCellMaxPlus.html

A True 12 in 1 product that includes:
1. Daily Vitamins
2. Daily Minerals
3. Stem Cell Nutrition Support
4. Up to 75 added micronutrients from the Stem Cell Nutrition blend
5. Extra Vitamin D3, the much needed sunshine vitamin
6. Improved Body Repair
7. Immune System Support
8. More Energy
9. More Stamina
10. Clearer Thinking/Mental Clarity
11. Maintain Optimal Health
12. Just Plain Feeling Better

By using Max Plus Multivitamin, your extra adult stem cells will come into your body from your own bone marrow to improve ongoing repair.  This happens as your body is simultaneously absorbing the minimum daily requirements of the most commonly needed minerals and vitamins.

Moreover, Max Plus Multivitamin also contains an added boost of Vitamin D3.  The press regarding Vitamin D3 and its health benefits has become common knowledge, showing evidence in protecting against cancer, heart disease, fractures, auto immune diseases, influenza, and type II diabetes. Max Plus Multivitamin contains 1,000 International Units (IU) per serving, way above the usual 400 IU you see in most multivitamins.

CEO of Pazoo, Inc., David Cunic, said, "Most people do take, or should take, a multi vitamin to aide in their daily health.  We decided to add something that is just as necessary to your body's health but is not in the main stream over the counter daily multivitamins, and that is stem cell nutrition.  We are steadfast in our mission to improve your everyday health and wellness."

About Max Plus:

These statements have not been evaluated by the US Food & Drug Administration. This product is not intended to diagnose, treat, cure or prevent any disease.

About Pazoo, Inc.:

Pazoo, Inc. is a company focused on empowering individuals with the tools to enrich their lives. Pazoo delivers information, services and products through direct response digital, TV, and retail stores, as well as its website. www.pazoo.com is a health and wellness social community with an array of experts delivering vital information to improve and enhance the enjoyment of living a full and enriching life. We feature industry experts from the health and wellness industry as well as the pet industry. On the website an individual can find a limited, and high quality, selection of merchandise, including fitness consumables, nutritional supplements, apparel, and wellness/safety products.

Safe Harbor Statement:

This update includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as Pazoo, Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

About Pazoo, Inc.:
For Investor Relations:
Taylor Capitol, LLC
Phone: 973-351-3868
Email:  INVESTOR@PAZOO.COM

SOURCE Pazoo, Inc.